                                                                                                                        EXHIBIT 99.1

Contact:
Warren R. Wilkinson
                                                                                                                                                                 Tel. (317) 484-6042

Republic Airlines Receives FAA Operating Certificate

Indianapolis, IN (August 30, 2005) - Republic Airways Holdings Inc. (NASDAQ: RJET) announced today that its subsidiary Republic Airlines has received its Part 121 Airworthiness Certificate from the Federal Aviation Administration (FAA). The airline expects to begin scheduled passenger operations with Embraer 170’s for US Airways Express beginning in September, 2005 pending the successful closing of certain assets from US Airways including, 28 Embraer 170’s and 142 slots at Washington’s Reagan International Airport and New York’s LaGuardia Airport. The airline currently plans to operate 28 aircraft on behalf of US Airways.

“This is an important milestone in the development of our company and will allow us to continue to grow and expand our business with the Embraer 170/190 family of aircraft” said Bryan Bedford Chairman, president and CEO of Republic Airways Holdings.

“We are grateful to our partners in safety at the FAA and the Certificate Standardization Evaluation team (CSET) team for their hard work and collaborative effort. We are very impressed with the total system safety approach the CSET process provides and plan to utilize many of the procedures developed at Republic Airlines at our other subsidiaries,” said, Wayne C. Heller, Executive vice president and COO of Republic Airways Holdings.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The company offers scheduled passenger service on more than 840 flights daily to 82 cities in 32 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs more than 2,900 aviation professionals and operates 128 aircraft including 28 Embraer 170 aircraft.